SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Trend Trader Funds

Address of Principal Business Office:

8700 E. Northsight Boulevard, Suite 150

Scottsdale, Arizona  85260

Telephone number (including area code):  (480) 948-1146

Name and Address of Agent for Service of Process:

Mark A. Seleznov

Trend Trader Funds

8700 E. Northsight Boulevard, Suite 150

Scottsdale, Arizona  85260

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES

☒

NO

☐

Pursuant to the requirements of the Investment Company Act of 1940 the trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Scottsdale and State of Arizona on the 10th day of February, 2004.

TREND TRADER FUNDS

By:

  /s/ Mark A. Seleznov

Mark A. Seleznov

Trustee

Attest:

  /s/ Wendy Seleznov

Wendy Seleznov

Secretary